Exhibit 99.1

NEWS RELEASE Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS EARNINGS FOR FULL YEAR AND FOURTH QUARTER 2013

YORK, Pennsylvania – February 13, 2014 – Glatfelter (NYSE: GLT) today reported 2013 full year adjusted earnings per diluted share of $1.40 (GAAP $1.52) compared with $1.25 per diluted share in 2012 (GAAP $1.36). For the 2013 fourth quarter Glatfelter reported adjusted earnings of $15.0 million, or $0.34 per diluted share, compared with $11.2 million, or $0.26 per diluted share, in the 2012 fourth quarter. On a GAAP basis, fourth quarter 2013 net income totaled $16.5 million, or $0.37 per diluted share, compared with $7.0 million, or $0.16 per diluted share, in the fourth quarter of 2012.

Consolidated net sales in the fourth quarter of 2013 totaled $434.8 million compared with $391.4 million in the fourth quarter of 2012. On an organic and constant currency basis, net sales increased 1.1 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012.

“Our growth businesses of Composite Fibers and Advanced Airlaid Materials delivered significantly higher operating profit during the fourth quarter,” said Dante C. Parrini, chairman and chief executive officer. “Healthy growth in their key markets of tea, single-serve coffee and feminine hygiene, together with solid operations and the impact of the Dresden acquisition, led those business units to a combined 95 percent improvement in quarterly operating profit compared to a year ago. I am obviously very disappointed with the 60 percent decline in operating profit for Specialty Papers. During the quarter, a 12 percent reduction in pulp production at our Ohio facility led to results that were substantially below our expectations and the year-ago period. We are aggressively taking corrective actions to address this issue and we expect to see improvements as we go forward.”

Parrini continued, “The full year 2013 was a very successful year for Glatfelter as we reported record revenues, significantly grew earnings, completed a significant acquisition and generated substantial free cash flow. As I look ahead, we will continue to execute our strategy which is delivering meaningful results for our shareholders. We have invested in both organic growth opportunities and acquisitions to capitalize on our leading positions in growing markets such as tea, single serve coffee, feminine hygiene and nonwoven wall cover. The market environment for Specialty Papers is improving and we are well positioned to take advantage of these conditions. At the same time, we continue to drive operational excellence across our businesses – all of which should enable us to generate substantial earnings growth and healthy free cash flow in 2014.”

- more -

Glatfelter Reports Full Year and Fourth Quarter 2013 Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	For the three months ended December 31
	2013		2012
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$16,478	$0.37	$6,970	$0.16
Acquisition and integration related costs	194	–	–	–
International legal entity restructuring	60	–	–	–
Early redemption of $200 million 7.125% bonds(1)	–	–	4,784	0.11
Timberland sales and related costs	(1,301)	(0.03)	(834)	(0.02)
Alternative fuel mixture/Cellulosic biofuel credits	(450)	(0.01)	309	0.01

Adjusted earnings	$14,981	$0.34	$11,229	$0.26

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

1.	Represents the after-tax costs related to debt refinancing in 2012 including debt redemption premiums and the write-off of unamortized deferred debt issue costs.

Fourth Quarter Business Unit Results

Composite Fibers

	For the three months ended December 31
Dollars in thousands	2013	2012	Change

Tons shipped	35,654	21,070	14,584	69.2%
Net sales	$150,503	$105,330	$45,173	42.9%
Operating income	15,492	6,946	8,546	123.0%
Operating margin	10.3%	6.6%

Composite Fibers’ results include the financial results of Dresden prospectively from the April 30, 2013 acquisition date.

Net sales for this business increased $45.2 million, or 42.9 percent, primarily due to the inclusion of Dresden. Excluding Dresden, Composite Fibers’ net sales increased $7.7 million, or 7.3 percent on a constant currency basis, primarily due to stronger shipments of tea and single-serve coffee products.

Composite Fibers’ fourth-quarter 2013 operating income increased $8.5 million primarily due to $6.0 million of operating income from the inclusion of Dresden in 2013, lower raw material and energy costs and improved product mix.

Foreign currency translation favorably impacted operating income by $0.2 million compared with the prior-year quarter.

- more -

Glatfelter Reports Full Year and Fourth Quarter 2013 Results	page 3

Advanced Airlaid Materials

	For the three months ended December 31
Dollars in thousands	2013	2012	Change

Tons shipped	23,650	22,444	1,206	5.4%
Net sales	$66,240	$61,817	$4,423	7.2%
Operating income	7,767	4,971	2,795	56.2%
Operating margin	11.7%	8.0%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $4.4 million, or 4.3 percent on a constant currency basis, primarily due to a 5.4 percent increase in shipping volumes, led by feminine hygiene, and a $1.7 million benefit from foreign currency translation. The effect of contractual pricing arrangements resulted in lower average selling prices which adversely impacted the net sales comparison by $1.1 million.

Fourth quarter 2013 operating income increased $2.8 million, or 56.2 percent, compared with the year-ago quarter, primarily due to higher shipments, a $1.7 million energy rebate and a $0.6 million benefit from foreign currency translation.

Specialty Papers

	For the three months ended December 31
Dollars in thousands	2013	2012	Change
Tons shipped	198,594	202,099	(3,505)	(1.7)%
Net sales	$218,067	$224,241	$(6,174)	(2.8)%
Energy and related sales, net	432	1,642	(1,210)	(73.7)%
Operating income	7,259	17,940	(10,681)	(59.5)%
Operating margin	3.3%	8.0%

On a year-over-year basis, Specialty Papers’ net sales decreased $6.2 million, or 2.8 percent, primarily due to the $1.1 million impact of lower average selling prices, 1.7 percent lower shipping volumes and mix changes in the comparison to the fourth quarter of 2012.

Operating income declined $10.7 million in the year-over-year comparison primarily due to $4.7 million of costs related to pulp mill performance issues at its Ohio facility. The operating issues caused a 12 percent reduction in pulp production resulting in higher per ton pulp production costs as well as increased use of higher cost purchased pulp. In the fourth quarter of 2012, operating income benefited from a $1.4 million LIFO inventory valuation adjustment.

- more -

Glatfelter Reports Full Year and Fourth Quarter 2013 Results	page 4

Other Financial Information

Pension expense totaled $3.6 million and $3.0 million for the fourth quarters of 2013 and 2012, respectively. Because the Company’s qualified plan remains overfunded, a cash contribution was not required to be made in 2013 and is not expected to be required for the foreseeable future.

Interest expense totaled $4.8 million and $6.1 million in the fourth quarters of 2013 and 2012, respectively. The 2012 fourth quarter amount includes $1.9 million related to the write-off of unamortized deferred debt issuance costs incurred in connection with the refinancing of bonds. After adjusting to exclude this charge, interest expense increased primarily due to additional borrowings to fund the Dresden acquisition.

The Company completed the sale of 704 acres of timberlands during the fourth quarter of 2013 for an after-tax gain of $1.3 million.

In the fourth quarter of 2013, the Company recorded an income tax provision of $3.7 million on adjusted pre-tax earnings resulting in an effective tax rate of 19.8 percent. In the comparable quarter a year ago, the income tax provision totaled $5.6 million and the effective tax rate was 33.4 percent. The effective tax rate in 2013 reflects a greater proportion of earnings generated in lower tax foreign jurisdictions relative to the U.S., benefits from lapse in statutes of limitations and the impact of research and development credits in 2013.

2013 Full Year Results

On a GAAP basis, net income totaled $67.2 million, or $1.52 per diluted share, compared with net income of $59.4 million, or $1.36 per diluted share, in 2012. Adjusted earnings in 2013 were $61.8 million or $1.40 per diluted share compared with $54.8 million or $1.25 per diluted share in 2012

Highlights of the year included:

•	Net sales increased to a record $1.7 billion;
•	Adjusted earnings per share increased 12%;
•	Completed the $211 million acquisition of Dresden Papier, a leading supplier to the growing nonwoven wall cover markets;
•	Continued to invest in organic growth, including completing a $50 million capacity expansion project for Composite Fibers;
•	Composite Fibers operating profit increased 73% or 22% on an organic basis;
•	Advanced Airlaid Materials’ operating profit increased 19%;
•	Specialty Papers’ shipping volumes increased 1.4% outperforming the broader uncoated free sheet market for the 9th consecutive year;
•	$94 million of adjusted free cash flow generated by improved earnings, effective working capital management and disciplined capital investments;
•	8.8% return on invested capital exceeded the Company’s weighted average cost of capital; and
•	Increased common stock dividend by 11%.

The results of operations for both years include the impact of significant unusual items. The following table provides a reconciliation of net income on a GAAP basis to adjusted earnings:

- more -

Glatfelter Reports Full Year and Fourth Quarter 2013 Results	page 5

	For the year ended December 31
	2013		2012
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$67,158	$1.52	$59,379	$1.36
Acquisition and integration related costs	6,079	0.14	–	–
International legal entity restructuring	630	0.01	–	–
Early redemption of $200 million 7.125% bonds(1)	–	–	4,784	0.11
Timberland sales and related costs	(1,725)	(0.04)	(5,388)	(0.12)
Alternative fuel mixture/Cellulosic biofuel credits	(10,316)	(0.23)	(4,020)	(0.09)

Adjusted earnings	$61,825	$1.40	$54,755	$1.25

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

1.	Represents the after-tax costs related to debt refinancing in 2012 including debt redemption premium and the write-off of unamortized deferred debt issue costs.

Balance Sheet and Other Information

Cash and cash equivalents totaled $122.9 million as of December 31, 2013, and net debt was $319.4 million, compared with $152.3 million at the end of 2012. (Refer to the calculation of this measure provided in the tables at the end of this release.) The increase in net debt was primarily due to the $211 million Dresden acquisition (net of cash acquired.

Capital expenditures totaled $103.0 million in 2013, including $33.6 million to expand Composite Fibers’ capacity. The comparable amounts for 2012 were $58.8 million and $16.5 million, respectively. For 2014, total capital expenditures are estimated to approximate $80 million to $90 million.

Adjusted free cash flow was $94.3 million in 2013 compared with $77.3 million in 2012. (Adjusted free cash flow is defined as cash provided by operations less capital expenditures and adjusted to exclude Composite Fibers’ capacity expansion project and the cash impact from alternative fuel mixture and cellulosic biofuel credits. Refer to the calculation of these measures provided in this release.)

Outlook

Composite Fibers’ shipping volumes are anticipated to be approximately 10 percent higher in the first quarter of 2014 compared to the fourth quarter of 2013. In addition, selling prices are expected to be generally in line with the fourth quarter of 2013, and input costs are expected to be slightly higher.

Shipping volumes for the Advanced Airlaid Materials business unit in the first quarter of 2014 are expected to be approximately 5 percent higher than the fourth quarter of 2013. Average selling prices are expected to decline due to pricing provisions in certain customer contracts. Input costs are expected to be generally in line with the fourth quarter of 2013.

For Specialty Papers, the Company expects shipping volumes to increase slightly in the first quarter of 2014 compared with the fourth quarter of 2013. Overall higher selling prices are expected to add $3 million to operating profit compared to the fourth quarter of 2013 due to the realization of announced price increases. Input costs are expected to be in line with the fourth quarter of 2013 and the Company expects to incur approximately $3 million of cost penalties associated with severe weather.

The Company expects pension expense in 2014 to decrease to approximately $6.2 million compared with $14.2 million in 2013.

- more -

Glatfelter Reports Full Year and Fourth Quarter 2013 Results	page 6

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2013 Earnings Release Conference Call

When:	Thursday, February 13, 2014, 11:00 a.m. Eastern Time

Number:	US dial 888.335.5539
International dial 973.582.2857

Conference ID:	36513327

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	February 13, 2014 12:00 through February 27, 2014 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406

Conference ID:	36513327

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company use words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: the Company’s ability to successfully integrate Dresden and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

- more -

Glatfelter Reports Full Year and Fourth Quarter 2013 Results	page 7

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended December 31			Year ended December 31
In thousands, except per share	2013	2012		2013	2012

Net sales	$434,811	$391,389		$1,722,615	$1,577,788
Energy and related sales, net	432	1,642		3,153	7,000

Total revenues	435,242	393,031		1,725,767	1,584,788
Costs of products sold	380,837	340,422		1,507,108	1,371,139

Gross profit	54,406	52,609		218,660	213,649

Selling, general and administrative expenses	31,372	32,130		133,867	121,590

Gains on dispositions of plant, equipment and timberlands, net	(1,352)	(1,344)		(1,726)	(9,815)

Operating income	24,386	21,823		86,519	101,874
Non-operating income (expense)
Interest expense	(4,821)	(6,114	)(1)	(17,965)	(18,694	)(1)
Interest income	70	128		310	460
Other – net	(51)	(4,994	)(2)	337	(4,699	)(2)

Total other expense	(4,802)	(10,980)		(17,318)	(22,933)

Income before income taxes	19,584	10,843		69,201	78,941
Income tax provision	3,106	3,873		2,043	19,562

Net income	$16,478	$6,970		$67,158	$59,379

Earnings per share
Basic	$0.38	$0.16		$1.56	$1.39
Diluted	0.37	0.16		1.52	1.36

Cash dividends declared per common share	$0.10	$0.09		$0.40	$0.36

Weighted average shares outstanding
Basic	43,278	42,960		43,158	42,851
Diluted	44,423	43,776		44,299	43,672

1.	Includes the write off of unamortized deferred debt issuance costs, aggregating $1.9 million, in connection with the refinancing of bonds.
2.	Includes a $5.1 million redemption premium and consent fee paid in connection with the refinancing of bonds.

- more -

Business Unit Financial Information

(unaudited)

Three months ended December 31

In millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Net sales	$150.5	$105.3	$66.2	$61.8	$218.1	$224.2	$-	$-	$434.8	$391.4
Energy and related sales, net	-	-	-	-	0.4	1.6	-	-	0.4	1.6

Total revenue	150.5	105.3	66.2	61.8	218.5	225.9	-	-	435.2	393.0
Cost of products sold	122	89.1	56	54.4	199.5	194.3	3.3	2.6	380.8	340.4

Gross profit (loss)	28.5	16.2	10.2	7.4	19.0	31.6	(3.3)	(2.6)	54.4	52.6
SG&A	13.0	9.3	2.4	2.4	11.7	13.7	4.2	6.8	31.4	32.1
Gains on dispositions of plant, equipment and timberlands	-	-	-	-	-	-	(1.4)	(1.3)	(1.4)	(1.3)

Total operating income (loss)	15.5	6.9	7.8	5.0	7.3	17.9	(6.1)	(8.0)	24.4	21.8
Non-operating expense	-	-	-	-	-	-	(4.8)	(11.0)	(4.8)	(11.0)

Income (loss) before income taxes	$15.5	$6.9	$7.8	$5.0	$7.3	$17.9	$(10.9)	$(19.0)	$19.6	$10.8

Supplementary Data
Net tons sold	35.7	21.1	23.7	22.4	198.6	202.1	-	-	257.9	245.6
Depreciation, depletion and amortization	$7.1	$5.9	$2.3	$2.2	$8.1	$10.3	$0.5	-	$18.0	$18.4
Capital expenditures	(1.2)	8.5	(0.5)	1.1	(2.1)	4.1	1.1	0.1	(2.6)	13.7

Year ended December 31
In millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Net sales	$566.4	$436.7	$268.4	$246.3	$887.9	$894.8	$-	$-	$1,722.6	$1,577.8
Energy and related sales, net	-	-	-	-	3.2	7.0	-	-	3.2	7.0

Total revenue	566.4	436.7	268.4	246.3	891	901.8	-	-	1,725.8	1,584.8
Cost of products sold	456.5	362.6	238	218.7	799.3	779.5	13.3	10.3	1,507.1	1,371.1

Gross profit (loss)	109.8	74.2	30.4	27.6	91.7	122.3	(13.3)	(10.4)	218.7	213.6
SG&A	47.4	38.1	8.9	9.6	52.0	55.0	25.5	18.9	133.9	121.6
Gains on dispositions of plant, equipment and timberlands	-	-	-	-	-	-	(1.7)	(9.8)	(1.7)	(9.8)

Total operating income (loss)	62.4	36.1	21.5	18.0	39.7	67.3	(37.1)	(19.5)	86.5	101.9
Non-operating expense	-	-	-	-	-	-	(17.3)	(22.9)	(17.3)	(22.9)

Income (loss) before income taxes	$62.4	$36.1	$21.5	$18.0	$39.7	$67.3	$(54.4)	$(42.4)	$69.2	$78.9

Supplementary Data
Net tons sold	133.6	90.3	96.1	90.3	800.2	789.2	-	-	1,029.8	969.8
Depreciation, depletion and amortization	$24.8	$23.5	$8.9	$8.7	$33.2	$37.4	$1.3	-	$68.2	$69.5
Capital expenditures	56.9	31.4	6.7	3.9	33.8	23.1	5.7	0.3	103.0	58.8

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Year ended December 31
In thousands	2013	2012

Cash Flow Data
Cash provided (used) by:
Operating activities	$173,635	$112,846
Investing activities	(312,436)	(48,705)
Financing activities	163,175	(5,489)

Depreciation, depletion and amortization	68,196	69,500
Capital expenditures	103,047	58,752

	December 31
	2013	2012
Balance Sheet Data
Cash and cash equivalents	$122,882	$97,679
Total assets	1,677,056	1,242,985
Total debt	442,325	250,000
Shareholders’ equity	684,476	539,679

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, alternative fuel mixture credits, acquisition and integration related costs, and restructuring charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow
	Year ended December 31
In thousands	2013	2012

Cash from operations	$173,635	$112,846
Less: Capital expenditures	(103,047)	(58,752)
Add back: Composite Fibers capacity expansion	33,609	16,454
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(9,848)	6,728

Adjusted free cash flow	$94,349	$77,276

Net Debt
	December 31
In thousands	2013	2012

Short term debt	$-	$-
Long term debt	442,325	250,000

Total	442,325	250,000
Less: Cash	(122,882)	(97,679)

Net Debt	$319,443	$152,321

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.